                                                                   EXHIBIT 4.22


===============================================================================


                         AFFILIATED MANAGERS GROUP, INC.


                            (a Delaware corporation)

                                  $250,000,000

                   Floating Rate Convertible Senior Debentures
                              Due February 25, 2033


                               PURCHASE AGREEMENT


Dated:  As of February 19, 2003

===============================================================================

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                                Table of Contents

                                                                                                        PAGE

SECTION 1.  Representations and Warranties.................................................................3
  (a)       REPRESENTATIONS AND WARRANTIES BY THE COMPANY..................................................3
            (i)     Offering Memorandum....................................................................3
            (ii)    Incorporated Documents.................................................................3
            (iii)   Independent Accountants................................................................3
            (iv)    Financial Statements...................................................................3
            (v)     No Material Adverse Change in Business.................................................4
            (vi)    Good Standing of the Company...........................................................4
            (vii)   Good Standing of Subsidiaries..........................................................4
            (viii)  Capitalization.........................................................................5
            (ix)    Authorization of Agreement and the Registration Rights Agreement.......................5
            (x)     Authorization of the Indenture.........................................................5
            (xi)    Authorization of the Securities........................................................5
            (xii)   Description of the Securities and the Indenture........................................6
            (xiii)  Authorization and Description of Common Stock..........................................6
            (xiv)   Absence of Defaults and Conflicts......................................................6
            (xv)    Absence of Labor Dispute...............................................................7
            (xvi)   Absence of Proceedings.................................................................7
            (xvii)  Accuracy of Exhibits...................................................................7
            (xviii) Possession of Intellectual Property....................................................7
            (xix)   Absence of Further Requirements........................................................7
            (xx)    Possession of Licenses and Permits.....................................................8
            (xxi)   Title to Property......................................................................8
            (xxii)  Investment Company Act.................................................................8
            (xxiii) Environmental Laws.....................................................................8
            (xxiv)  No Integration.........................................................................9
            (xxv)   Rule 144A..............................................................................9
            (xxvi)  No General Solicitation or General Advertising.........................................9
            (xxvii) No Registration Required...............................................................9
            (xxviii)Adviser Activities and Broker-Dealer Business.........................................10
            (xxix)  Compliance with Laws..................................................................10
            (xxx)   Registration of Funds.................................................................11
            (xxxi)  Agreements............................................................................11
  (b)       OFFICER'S CERTIFICATES........................................................................12

SECTION 2.  Sale and Delivery to Initial Purchaser; Closing...............................................12
  (a)       INITIAL SECURITIES............................................................................12
  (b)       OPTION SECURITIES.............................................................................12
  (c)       PAYMENT.......................................................................................12
  (d)       DENOMINATIONS; REGISTRATION...................................................................13
  (e)       QUALIFICATION OF INITIAL PURCHASER............................................................13

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
SECTION 3.  Covenants of the Company......................................................................13
  (a)       DELIVERY OF OFFERING MEMORANDUM...............................................................13
  (b)       FILINGS; MATERIAL CHANGES.....................................................................13
  (c)       AMENDMENTS AND SUPPLEMENTS....................................................................14
  (d)       BLUE SKY QUALIFICATIONS.......................................................................14
  (e)       USE OF PROCEEDS...............................................................................14
  (f)       RESTRICTION ON SALE OF COMMON STOCK...........................................................15
  (g)       NO INTEGRATION................................................................................15
  (h)       RULE 144A INFORMATION.........................................................................15
  (i)       NO PURCHASES..................................................................................15
  (j)       PORTAL........................................................................................15
  (k)       REASONABLE INQUIRIES; INFORMATION.............................................................16
  (l)       REGISTRATION RIGHTS AGREEMENT; TRUST INDENTURE ACT............................................16

SECTION 4.  Payment of Expenses...........................................................................16
  (a)       EXPENSES......................................................................................16
  (b)       TERMINATION OF AGREEMENT......................................................................16

SECTION 5.  Conditions of Initial Purchaser's Obligations.................................................16
  (a)       OPINION OF COUNSEL FOR COMPANY................................................................16
  (b)       OPINION OF COUNSEL FOR INITIAL PURCHASER......................................................17
  (c)       OFFICERS' CERTIFICATE.........................................................................17
  (d)       ACCOUNTANT'S COMFORT LETTER...................................................................17
  (e)       BRING-DOWN COMFORT LETTER.....................................................................17
  (f)       PORTAL MARKET.................................................................................17
  (g)       MAINTENANCE OF RATING.........................................................................18
  (h)       LOCK-UP AGREEMENTS............................................................................18
  (i)       INDENTURE AND REGISTRATION RIGHTS AGREEMENT...................................................18
  (j)       CONDITIONS TO PURCHASE OF OPTION SECURITIES...................................................18
            (i)     Officers' Certificate.................................................................18
            (ii)    Opinion of Counsel for Company........................................................18
            (iii)   Opinion of Counsel for Initial Purchaser..............................................18
            (iv)    Bring-down Comfort Letter.............................................................19
            (v)     No Downgrading........................................................................19
  (k)       ADDITIONAL DOCUMENTS..........................................................................19
  (l)       TERMINATION OF AGREEMENT......................................................................19

SECTION 6.  Subsequent Offers and Resales of the Securities...............................................19

SECTION 7.  Indemnification...............................................................................20
  (a)       INDEMNIFICATION OF INITIAL PURCHASER..........................................................20

SECTION 8.  Contribution..................................................................................22

                                       ii
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
SECTION 9.  Termination of Agreement......................................................................24
  (a)       TERMINATION; GENERAL..........................................................................24
  (b)       LIABILITIES...................................................................................24

SECTION 10. Notices.......................................................................................24

SECTION 11. Parties.......................................................................................24

SECTION 12. GOVERNING LAW AND TIME........................................................................25

SECTION 13. Effect of Headings............................................................................25

                                       iii
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                         AFFILIATED MANAGERS GROUP, INC.

                            (a Delaware corporation)

                                  $250,000,000

                   Floating Rate Convertible Senior Debentures
                              Due February 25, 2033


                               PURCHASE AGREEMENT

                                                               February 19, 2003

Merrill Lynch, Pierce, Fenner & Smith
            Incorporated
4 World Financial Center
New York, New York  10080

Ladies and Gentlemen:

     Affiliated Managers Group, Inc., a Delaware corporation (the "Company"), confirms its agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Initial Purchaser"), with respect to the issue and sale by the Company and the purchase by the Initial Purchaser, of $250,000,000 aggregate principal amount of the Company's Floating Rate Convertible Senior Debentures Due
February 25, 2033 (the "Debentures"), and with respect to the grant by the Company to the Initial Purchaser of the option described in Section 2(b) hereof to purchase all or any part of an additional $50,000,000 aggregate principal amount of Debentures to cover over-allotments, if any. The aforesaid $250,000,000 aggregate principal amount of Debentures (the "Initial Securities") to be purchased by the Initial Purchaser and all or any part of the $50,000,000 aggregate principal amount of Debentures subject to the option described in
Section 2(b) hereof (the "Option Securities") are hereinafter called, collectively, the "Securities." The Securities are to be issued pursuant to a senior indenture, to be dated as of February 25, 2003 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). The terms of the Debentures will be set forth in the Offering Memorandum (as defined below), the Indenture and the Debentures. Certain terms of the Debentures are described in Schedule A hereto.

     The Securities are convertible into shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") in accordance with the terms of the Securities and the Indenture, at the initial conversion price of $81.25. Securities issued in book-entry form will be issued to Cede & Co. as nominee of The Depository Trust Company ("DTC") pursuant to a letter

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agreement, to be dated as of the Closing Time (as defined in Section 2(c)), among the Company, the Trustee and DTC.

     The Company understands that the Initial Purchaser proposes to make an offering of the Securities on the terms and in the manner set forth herein and agrees that the Initial Purchaser may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers ("Subsequent Purchasers") at any time after the date of this Agreement. The Securities are to be sold to the Initial Purchaser and offered and resold by the Initial Purchaser without being registered under the Securities Act of 1933, as amended (the "1933 Act"), in reliance upon exemptions therefrom. Pursuant to the terms of the Securities and the Indenture, investors that acquire Securities may only resell or otherwise transfer such Securities if such Securities are hereafter registered under the 1933 Act or pursuant to an available exemption from the registration requirements of the 1933 Act (including the exemption afforded by Rule 144A ("Rule 144A") of the rules and regulations promulgated under the 1933 Act by the Securities and Exchange Commission (the "Commission")). On or prior to the Closing Time, the Company will enter into with the Initial Purchaser an agreement (the "Registration Rights Agreement") pursuant to which, subject to the conditions set forth therein, the Company is required to file and use its reasonable efforts to have declared effective a registration statement under the 1933 Act to register resales of the Debentures and the shares of Common Stock issuable upon conversion thereof.

     The Company has prepared and delivered to the Initial Purchaser copies of an offering memorandum dated February 19, 2003 (the "Offering Memorandum"), to be used by the Initial Purchaser in connection with its solicitation of purchases of, or offering of, the Securities. "Offering Memorandum" means, with respect to any date or time referred to in this Agreement, the offering memorandum (any amendment or supplement to such document), including exhibits thereto and any documents incorporated therein by reference, which has been prepared and delivered by the Company to the Initial Purchaser in connection with its solicitation of purchases of, or offering of, the Securities.

     All references in this Agreement to financial statements and schedules and other information which is "contained," "included," "stated" or "described" in the Offering Memorandum shall be deemed to mean and include all such financial statements and schedules and other information which are expressly incorporated by reference in the Offering Memorandum; and all references in this Agreement to amendments or supplements to the Offering Memorandum shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934 (the "1934 Act") which are expressly incorporated by reference in the Offering Memorandum.

     SECTION 1. REPRESENTATIONS AND WARRANTIES.

     (a) REPRESENTATIONS AND WARRANTIES BY THE COMPANY. The Company represents and warrants to the Initial Purchaser as of the date hereof, as of the Closing Time referred to in Section 2(c) hereof, and as of each Date of Delivery (if any) referred to in Section 2(b) hereof (in

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each case, a "Representation Date"), and agrees with the Initial Purchaser, as follows:

            (i) OFFERING MEMORANDUM. The Offering Memorandum does not, and at the Closing Time referred to in Section 2 (and, if any Option Securities are purchased, at the Date of Delivery) will not, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties in this subsection shall not apply to statements in or omissions from the Offering Memorandum made in reliance upon and in conformity with information furnished to the Company in writing by the Initial Purchaser expressly for use in the Offering Memorandum.

            (ii) INCORPORATED DOCUMENTS. The documents incorporated by reference in the Offering Memorandum (the "Incorporated Documents"), at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the "1934 Act Regulations"), and, when read together with the other information in the Offering Memorandum, at the date of the Offering Memorandum and at the Closing Time (and if any Option Securities are purchased, at the Date of Delivery), did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

            (iii) INDEPENDENT ACCOUNTANTS. The accountants who certified the financial statements and supporting schedules included in the Offering Memorandum are independent public accountants as required by the 1933 Act and the regulations of the Commission thereunder (the "1933 Act Regulations").

            (iv) FINANCIAL STATEMENTS. The financial statements included in or incorporated into the Offering Memorandum, together with the related schedules and notes, present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders' equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved, except as stated therein. The supporting schedules incorporated by reference in the Offering Memorandum present fairly in accordance with GAAP the information required to be stated in the Incorporated Documents. The selected financial data and the summary financial information included in the Offering Memorandum present fairly the information shown therein and have been compiled on a basis consistent in all material respects with that of the audited financial statements included in or incorporated by reference in the Offering Memorandum.

            (v) NO MATERIAL ADVERSE CHANGE IN BUSINESS. Since the respective dates as of

                                        3
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     which information is given in the Offering Memorandum, except as otherwise stated therein, (A) there has been no material adverse change or prospective material adverse change in the business, management, financial position, stockholders equity or results of operations of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a "Material Adverse Effect"), and (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

            (vi) GOOD STANDING OF THE COMPANY. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under, or as contemplated by, this Agreement. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

            (vii) GOOD STANDING OF SUBSIDIARIES. Each subsidiary of the Company has been duly organized or formed and is validly existing as a corporation, limited partnership, limited liability company, Massachusetts business trust or general partnership, as the case may be, under the laws of its jurisdiction of organization and is in good standing under the laws of its jurisdiction of organization, has power (corporate or otherwise) and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum or in the Incorporated Documents and is duly qualified as a foreign corporation, limited partnership, limited liability company, Massachusetts business trust or general partnership, as the case may be, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not result in a Material Adverse Effect. Except as otherwise disclosed in the Offering Memorandum or in the Incorporated Documents, all of the issued shares of capital stock of each subsidiary of the Company which is a corporation, have been duly authorized and validly issued, and are fully paid and non-assessable, and (except for directors' qualifying shares and as described generally in the Offering Memorandum and in the Incorporated Documents) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, in each case with such exceptions, individually or in the aggregate, as would not have a Material Adverse Effect. The partnership interests, membership interests and shares of beneficial interest of each subsidiary of the Company which is a partnership, limited liability company or Massachusetts business trust have

                                        4
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     been validly issued in accordance with applicable law and the partnership agreement, limited liability agreement or declaration of trust, as applicable, of such subsidiary, and (except as described generally in the Offering Memorandum or in the Incorporated Documents) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except, in the case of each subsidiary of the Company, for liens, encumbrances, equities or claims which individually or in the aggregate would not be material to the Company's ownership of such subsidiary or to the Company's exercise of its rights with respect to such subsidiary; and none of the outstanding shares of capital stock, partnership interests, membership interests or shares of beneficial interests, as the case may be, of any subsidiary was issued in violation of any preemptive or similar rights of any securityholder of such subsidiary.

            (viii) CAPITALIZATION. The authorized, issued and outstanding shares of capital stock of the Company are as set forth in the Offering Memorandum in the column entitled "Actual" under the caption "Capitalization" (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to reservations, agreements or employee benefit plans referred to in the Offering Memorandum or in the Incorporated Documents or pursuant to the exercise of convertible securities or options referred to in the Offering Memorandum or in the Incorporated Documents). The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of any preemptive or other similar rights of any securityholder of the Company.

            (ix) AUTHORIZATION OF AGREEMENT AND THE REGISTRATION RIGHTS AGREEMENT. This Agreement has been, and at or prior to the Closing Time, the Registration Rights Agreement will have been, duly authorized, executed and delivered by the Company.

            (x) AUTHORIZATION OF THE INDENTURE. The Indenture has been duly authorized by the Company and, when duly executed and delivered by the Company and the Trustee, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles.

            (xi) AUTHORIZATION OF THE SECURITIES. The Securities have been duly authorized and, at the Closing Time, will have been duly executed by the Company and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles.

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            (xii)     DESCRIPTION OF THE SECURITIES AND THE INDENTURE. The
     description of the Securities and the Indenture set forth in the Offering Memorandum is correct in all material respects.

            (xiii) AUTHORIZATION AND DESCRIPTION OF COMMON STOCK. The Common Stock conforms to all statements relating thereto incorporated by reference in the Offering Memorandum, and such description conforms in all material respects to the rights set forth in the instruments defining the same. Upon issuance and delivery of the Securities in accordance with this Agreement and the Indenture, the Securities will be convertible at the option of the holder thereof for shares of Common Stock in accordance with the terms of the Securities and the Indenture; the shares of Common Stock issuable upon conversion of the Securities have been duly authorized and reserved for issuance upon such conversion by all necessary corporate action and such shares, when issued upon such conversion, will be validly issued and will be fully paid and non-assessable; and the issuance of such shares upon such conversion will not be subject to the preemptive or other similar rights of any securityholder of the Company.

            (xiv) ABSENCE OF DEFAULTS AND CONFLICTS. Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws or other constituting or organizational document or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any subsidiary is subject (collectively, "Agreements and Instruments") except for such defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Indenture and the Securities and the consummation of the transactions contemplated herein and in the Offering Memorandum (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Offering Memorandum under the caption "Use of Proceeds" and the issuance of the shares of Common Stock issuable upon conversion of the Securities) and compliance by the Company with its obligations hereunder, and under the Indenture, the Registration Rights Agreement and the Securities, have been duly authorized by all necessary corporate action and do not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any subsidiary pursuant to, the Agreements and Instruments (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter or by-laws or other constituting or organizational instrument as in effect on the date hereof of the Company or any subsidiary or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government

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     instrumentality or court, domestic or foreign, having jurisdiction over the
     Company or any subsidiary or any of their assets, properties or operations, except for any such violation of any applicable law, statute, rule, regulation, judgment, order, writ or decree of law which would not result in a Material Adverse Effect. As used herein, a "Repayment Event" means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any subsidiary.

            (xv) ABSENCE OF LABOR DISPUTE. No labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent.

            (xvi) ABSENCE OF PROCEEDINGS. Except as disclosed in the Offering Memorandum or in the Incorporated Documents, there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any subsidiary, which, singly or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder.

            (xvii) ACCURACY OF EXHIBITS. All of the descriptions of contracts or other documents contained or incorporated by reference in the Offering Memorandum are accurate and complete descriptions in all material respects of such contracts or other documents.

            (xviii)   POSSESSION OF INTELLECTUAL PROPERTY. The Company and its
     subsidiaries own or possess the intellectual property necessary to carry on the business now operated by them, and neither the Company nor, to the best of the Company's knowledge, any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any such intellectual property or of any facts or circumstances which would render any such intellectual property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

            (xix) ABSENCE OF FURTHER REQUIREMENTS. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder or under the Registration Rights Agreement or the Indenture, in connection with the offering, issuance or sale of the Securities hereunder, the issuance of shares of Common Stock upon conversion of Securities or the

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     consummation of the transactions contemplated by this Agreement, or for the due execution, delivery or performance of the Agreement, the Registration Rights Agreement or the Indenture, except such as have been already obtained or as may be required under the 1933 Act or the 1933 Act Regulations in connection with the transactions contemplated by the Registration Rights Agreement or state securities laws and except for the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "1939 Act").

            (xx) POSSESSION OF LICENSES AND PERMITS. The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, "Governmental Licenses") issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them; the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except in any such case where the failure to so possess or to comply would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

            (xxi) TITLE TO PROPERTY. The Company and its subsidiaries have good and marketable title to all real property owned by the Company and its subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Offering Memorandum or (b) would not, singly or in the aggregate, result in a Material Adverse Effect; and all of the leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries holds properties described in the Offering Memorandum or in the Incorporated Documents, are in full force and effect, and neither the Company nor any subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

            (xxii) INVESTMENT COMPANY ACT. Neither the Company nor any of its subsidiaries are, and upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the Offering Memorandum will be, an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended (the "1940 Act").

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            (xxiii)   ENVIRONMENTAL LAWS. Except as described in the Offering
     Memorandum or in the Incorporated Documents and except as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, "Hazardous Materials") or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, "Environmental Laws"), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or, to the best knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries, and (D) to the best knowledge of the Company, there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or the violation of any Environmental Laws.

            (xxiv) NO INTEGRATION. The Company has not, directly or indirectly, solicited any offer to buy or offered to sell, and will not, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the Securities to be registered under the 1933 Act.

            (xxv) RULE 144A. The Securities are eligible for resale pursuant to Rule 144A and will not for purposes of Rule 144A(d)(3)(i) be, at the Closing Time, of the same class as securities listed on a national securities exchange registered under Section 6 of the 1934 Act, or quoted in a U.S. automated interdealer quotation system.

            (xxvi) NO GENERAL SOLICITATION OR GENERAL ADVERTISING. None of the Company, its affiliates (as defined in Rule 501(b) under the 1933 Act) or any person (other than the Initial Purchaser and its respective affiliates, as to whom the Company makes no representation) acting on its behalf has or shall offer or sell the Securities by any form of general solicitation or general advertising within the meaning of Rule 502(c) under Regulation D of the 1933 Act.

            (xxvii)   NO REGISTRATION REQUIRED. Subject to compliance by the
     Initial Purchaser
     with the representations and warranties set forth in Section 2 and the procedures set forth in Section 6 hereof, the compliance of the Initial Purchaser with the offering and transfer procedures and restrictions described in the Offering Memorandum, the accuracy of the representations and warranties made in accordance with the Purchase Agreement and the Offering Memorandum by purchasers to whom the Initial Purchaser initially resells Debentures and the condition that Subsequent Purchasers receive a copy of the Offering Memorandum prior to such sale, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchaser and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Securities under the 1933 Act or to qualify the Indenture under the 1939 Act.

            (xxviii) ADVISER ACTIVITIES AND BROKER-DEALER BUSINESS. The Company is not required to register as an "investment adviser" or as a "broker-dealer" within the Investment Advisers Act of 1940, as amended (the "Advisers Act") or the 1934 Act, respectively, and the rules and regulations of the Commission promulgated thereunder. The Company is not required to be registered, licensed or qualified as an investment adviser or broker-dealer under the laws requiring any such registration, licensing or qualification in any jurisdiction in which it or its subsidiaries conduct business.

            Each of the subsidiaries has been duly registered as an investment adviser under the Advisers Act, and has been duly registered as a broker-dealer under the 1934 Act, and each such registration is in full force and effect, in each case to the extent such registration is required and with such exceptions as would not reasonably be expected to have a Material Adverse Effect. Each of the subsidiaries is duly registered, licensed or qualified as an investment adviser and broker-dealer under state and local laws where such registration, licensing or qualification is required by such laws and is in compliance with all such laws requiring any such registration, licensing or qualification, in each case with such exceptions, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect.

            (xxix) COMPLIANCE WITH LAWS. Each of the subsidiaries which is required to be registered as an investment adviser or broker-dealer is and has been in compliance with all applicable laws and governmental rules and regulations, as may be applicable to its investment advisory or broker-dealer business, except to the extent that such non-compliance would not reasonably be expected to result in a Material Adverse Effect and none of such subsidiaries is prohibited by any provision of the Advisers Act or the 1940 Act from acting as an investment adviser. Each subsidiary of the Company which is required to be registered as a broker-dealer is a member in good standing of the National Association of Securities Dealers, Inc. No subsidiary which is required to be registered as an investment adviser or broker-dealer is in default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any foreign, federal, state, municipal or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, or by any self-regulatory authority relating to any aspect of its investment advisory or broker-dealer business, which would need to be disclosed pursuant to Rule 206(4)-4(b) under the Advisers Act, or which is reasonably likely to give rise to an affirmative answer to any of the questions in Item 11, Part 1 of the Form ADV of such registered investment adviser or which is reasonably likely to give rise to an affirmative answer to any of the questions in Item 7 of the Form BD of such broker-dealer.

            (xxx) REGISTRATION OF FUNDS. Each mutual fund (the "Mutual Funds") has been since inception, is currently and will be immediately after consummation of the transactions contemplated herein, a duly registered investment company in compliance with the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the rules and regulations promulgated thereunder and duly registered or licensed, except where any failure to be duly registered, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Since their initial offering, shares of each of the Mutual Funds have been duly qualified for sale under the securities laws of each jurisdiction in which they have been sold or offered for sale at such time or times during which such qualification was required, and, if not so qualified, the failure to so qualify would not reasonably be expected to have a Material Adverse Effect. The offering and sale of shares of each of the Mutual Funds have been registered under the 1933 Act during such period or periods for which such registration is required; the related registration statement has become effective under the 1933 Act; no stop order suspending the effectiveness of any such registration statement has been issued and no proceedings for that purpose have been instituted or, to the best knowledge of the Company, are contemplated. The registration statement of each Mutual Fund, together with the amendments and supplements thereto, under the Investment Company Act and the 1933 Act has, at all times when such registration statement was effective, complied in all material respects with the requirements of the Investment Company Act and the Securities Act then in effect and neither such registration statement nor any amendments or supplements thereto contained, at the time and in light of the circumstances in which they were made, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, at the time and in the light of the circumstances under which they were made, not misleading. All shares of each of the Mutual Funds were sold pursuant to an effective registration statement, or pursuant to a valid exemption from registration, and have been duly authorized and are validly issued, fully paid and non-assessable. Each of the Mutual Funds' investments has been made in accordance with its investment policies and restrictions set forth in its registration statement in effect at the time the investments were made and have been held in accordance with its respective investment policies and restrictions, to the extent applicable and in effect at the time such investments were held, except to the extent any failure to comply with such policies and restrictions, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

            (xxxi) AGREEMENTS. The Company is not party to any investment advisory agreement or distribution agreement and is not serving or acting as an investment adviser to any person. Each of the investment advisory agreements to which any of the subsidiaries is a party is a legal and valid obligation of such subsidiary and complies with the applicable requirements of the Advisers Act and the rules and regulations of the Commission thereunder. Each of the investment advisory agreements and distribution agreements between a subsidiary and a Mutual Fund is a legal and valid obligation of such subsidiary and complies with the applicable requirements of the Investment Company Act, and in the case of such distribution agreements, with the applicable requirements of the 1934 Act, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No investment advisory agreement or distribution agreement to which any of the subsidiaries is a party that was either in effect on January 1, 2002 or entered into by a subsidiary since January 1, 2002 has been terminated or expired, except where the failure to so comply or any such termination or expiration would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of such subsidiaries is in breach or violation of or in default under any such investment advisory agreement or distribution agreement, with such exceptions individually or in the aggregate as would not reasonably be expected to have a Material Adverse Effect. No subsidiary is serving or acting as an investment adviser to any person except pursuant to an agreement to which such subsidiary is a party and which is in full force and effect, other than any agreement the non-existence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The consummation of the transaction contemplated herein will not constitute an "assignment" as such term is defined in the Advisers Act and the 1934 Act.

     (b) OFFICER'S CERTIFICATES. Any certificate signed by any officer of the Company delivered to the Initial Purchaser or to counsel for the Initial Purchaser in connection with the offering of the Securities shall be deemed a representation and warranty by the Company to the Initial Purchaser as to the matters covered thereby on the date of such certificate and, unless subsequently amended or supplemented, at each Representation Date subsequent thereto.

     SECTION 2. SALE AND DELIVERY TO INITIAL PURCHASER; CLOSING.

     (a) INITIAL SECURITIES. On the basis of the representations, warranties and agreements herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase from the Company, at the price set forth in Schedule A, $250,000,000 in aggregate principal amount of Initial Securities.

     (b) OPTION SECURITIES. In addition, on the basis of the representations, warranties and agreements herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the Initial Purchaser to purchase at their election up to an additional $50,000,000 aggregate principal amount of Securities at the same price per Security set forth in Schedule A for the Initial Securities, plus accrued interest, if any, from the Closing Time to the Date of Delivery (as defined below). The option hereby granted will expire 13 days after the date hereof and may be exercised in whole or in part from time to time only for the purpose of covering over-allotments which may be made in connection with the offering and distribution of the Initial Securities upon notice by the Initial Purchaser to the Company setting forth the number of Option Securities as to which the Initial Purchaser is then exercising the option and the time and date of payment and delivery for such Option Securities. Any such time and date of delivery (a "Date of Delivery") shall be determined by the Initial Purchaser, but shall not be later than seven full business days or earlier than two full business days after the exercise of said option unless otherwise agreed in writing by the parties hereto, nor in any event prior to the Closing Time, as hereinafter defined.

     (c) PAYMENT. Payment of the purchase price for, and delivery of certificates for, the Initial Securities shall be made at the offices of Sidley Austin Brown & Wood LLP, 787 Seventh Avenue, New York, New York 10019, or at such other place as shall be agreed upon by the Initial Purchaser and the Company, at 10:00 A.M. (Eastern time) on the fourth business day after the date hereof, or such other time not later than ten business days after such date as shall be agreed upon by the Initial Purchaser and the Company (such time and date of payment and delivery being herein called "Closing Time").

     In addition, in the event that any or all of the Option Securities are purchased by the Initial Purchaser, payment of the purchase price for, and delivery of certificates for, such Option Securities shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Initial Purchaser and the Company, on each Date of Delivery as specified in the notice from the Initial Purchaser to the Company.

     Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Initial Purchaser of certificates for the Securities to be purchased by it.

     (d) DENOMINATIONS; REGISTRATION. Certificates for the Initial Securities and the Option Securities, if any, shall be in such denominations ($1,000 or integral multiples thereof) and registered in such names as the Initial Purchaser may request in writing at least one full business day prior to the Closing Time or the relevant Date of Delivery, as the case may be. The certificates for the Initial Securities and the Option Securities, if any, will be made available for examination and packaging by the Initial Purchaser in The City of New York not later than 10:00 A.M. (Eastern time) on the business day prior to the Closing Time or the relevant Date of Delivery, as the case may be.

     (e) QUALIFICATION OF INITIAL PURCHASER. The Initial Purchaser hereby represents and warrants to, and agrees with, the Company that the Initial Purchaser (i) is a "qualified institutional buyer" within the meaning of Rule 144A under the 1933 Act (a "Qualified Institutional Buyer") and an "accredited investor" within the meaning of Regulation D under the 1933 Act (an "Accredited Investor"); (ii) has not and will not solicit offers for, or offer or sell the Securities by any form of general solicitation or general advertising within the meaning of Rule 502(c) under Regulation D under the 1933 Act; and (iii) will otherwise act in accordance with the terms and conditions set forth in this Agreement, including Section 6 hereof, and in the section entitled "Transfer Restrictions" in the Offering Memorandum in connection with the placement of the Securities contemplated hereby.

     SECTION 3. COVENANTS OF THE COMPANY. The Company covenants with the Initial Purchaser as follows:

     (a) DELIVERY OF OFFERING MEMORANDUM. The Company, as promptly as possible, will furnish to the Initial Purchaser, without charge, such number of copies of the Offering Memorandum and any amendments and supplements thereto and any documents incorporated by reference therein as the Initial Purchaser may reasonably request.

     (b) FILINGS; MATERIAL CHANGES. Until the Initial Purchaser has delivered the Offering Memorandum to Subsequent Purchasers pursuant to Section 6(v) hereto, the Company will immediately notify the Initial Purchaser, and confirm such notice in writing, of (x) any filing made by the Company of information relating to the offering of the Securities with any securities exchange or any other regulatory body in the United States or any other jurisdiction, and (y) prior to the completion of the placement of the Securities by the Initial Purchaser as evidenced by a notice from the Initial Purchaser to the Company, any material changes in or affecting the earnings, business affairs or business prospects of the Company and its subsidiaries which (i) make any statement in the Offering Memorandum false or misleading in any material respect or (ii) if not disclosed in the Offering Memorandum, would constitute a material omission therefrom. In such event, or if during such time any event shall occur as a result of which it is necessary, in the reasonable opinion of the Company, its counsel, the Initial Purchaser or counsel for the Initial Purchaser, to amend or supplement the Offering Memorandum in order that the Offering Memorandum as of the time delivered to a Subsequent Purchaser not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which they were made, the Company will forthwith amend or supplement the Offering Memorandum by preparing and furnishing to the Initial Purchaser an amendment or amendments of, or a supplement or supplements to, the Offering Memorandum (in form and substance satisfactory in the reasonable opinion of counsel for the Initial Purchaser) so that, as so amended or supplemented, the Offering Memorandum as of the time delivered to a Subsequent Purchaser will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (c) AMENDMENTS AND SUPPLEMENTS. Until the Initial Purchaser has delivered the Offering Memorandum to Subsequent Purchasers pursuant to Section 6(v) hereto, the Company will advise the Initial Purchaser promptly of any proposal to amend or supplement the Offering Memorandum, will furnish the Initial Purchaser with copies of such amendment or supplement a reasonable amount of time prior thereto, and will not effect any such amendment or supplement to which the Initial Purchaser shall reasonably object. Neither the consent of the Initial Purchaser, nor the Initial Purchaser's delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in Section 5 hereof.

     (d) BLUE SKY QUALIFICATIONS. The Company will use its reasonable efforts, in cooperation with the Initial Purchaser, to qualify the Securities and the shares of Common Stock issuable upon conversion of Securities for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Initial Purchaser may designate; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In each jurisdiction in which the Securities or such shares of Common Stock issuable upon conversion of the Securities have been so qualified, the Company will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect for so long as may be required in connection with the distribution of the Securities.

     (e) USE OF PROCEEDS. The Company will use the net proceeds received by it from the sale of the Securities in the manner indicated in the Offering Memorandum under "Use of Proceeds."

     (f) RESTRICTION ON SALE OF COMMON STOCK. During a period of 60 days after the date of the Offering Memorandum, the Company will not, without the prior written consent of Merrill Lynch, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clause (i) or
(ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the Securities to be sold hereunder, (B) any shares of Common Stock issued by the Company pursuant to existing options, employee benefit agreements or incentive stock or director stock unit plans or (C) any shares of Common Stock or such other securities issued as consideration for investments in or acquisition of entities involved in the investment advisory or investment management activities or other financial services related businesses made by the Company or any subsidiary of the Company.

     (g) NO INTEGRATION. The Company agrees that no future offer and sale of debt securities of the Company of any class will be made if, as a result of the doctrine of "integration" referred to in Rule 502 under the 1933 Act, such offer and sale would render invalid (for the purpose of (i) the sale of the Securities by the Company to the Initial Purchaser, (ii) the resale of the Securities by the Initial Purchaser to Subsequent Purchasers, or (iii) the resale of the Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the 1933 Act provided by Section 4(2) thereof or by Rule 144A.

     (h) RULE 144A INFORMATION. The Company agrees that, in order to render the Securities eligible for resale pursuant to Rule 144A under the 1933 Act, while any of the Securities are "restricted securities" within the meaning of the 1933 Act, to make available, upon request, to any holder of Securities or prospective purchasers of Securities the information specified in Rule 144A(d)(4), unless the Company furnishes information to the Commission pursuant to Section 13 or 15(d) of the 1934 Act.

     (i) NO PURCHASES. Until the expiration of two years after the original issuance of the Securities, the Company will not (directly or through a subsidiary), and will use its reasonable efforts to cause its "affiliates" (as such term is defined in Rule 144(a)(1) under the 1933 Act) not to, purchase or agree to purchase or otherwise acquire any Securities which are "restricted securities" (as such term is defined under Rule 144(a)(3) under the 1933 Act), whether as beneficial owner or otherwise (except as agent on behalf of and for the account of customers in the ordinary course of business as a securities broker in unsolicited broker's transactions) unless, immediately upon any such purchase, the Company or any such affiliate shall submit such Securities to the Trustee for cancellation.

     (j) PORTAL. The Company will use its reasonable efforts to permit the Securities to be designated as PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to the PORTAL Market.

     (k) REASONABLE INQUIRIES; INFORMATION. In connection with the original distribution of the Securities, the Company agrees that, prior to any offer or resale of the Securities by the Initial Purchaser, the Initial Purchaser and counsel for the Initial Purchaser shall have the right to make reasonable inquiries into the business of the Company and its subsidiaries. The Company also agrees to provide each prospective Subsequent Purchaser of Securities who so requests information of the type specified in Rule 502(b)(2)(v) under the 1933 Act.

     (l) REGISTRATION RIGHTS AGREEMENT; TRUST INDENTURE ACT. The Company agrees that it will comply with all the terms and conditions of the Registration Rights Agreement, and that prior to any registration of the Securities pursuant to the Registration Rights Agreement, or at such earlier time as may be required by applicable law, that it will cause the Indenture to be qualified under the 1939 Act.

     SECTION 4. PAYMENT OF EXPENSES.

     (a) EXPENSES. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the printing of the Offering Memorandum and of each amendment or supplement thereto, (ii) the printing or reproduction of this Agreement and the Indenture and relating documents, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Initial Purchaser, (iv) the fees and disbursements of the Company's counsel, accountants and other advisors or agents (including transfer agents and registrars), any depositary and their respective counsel, (v) the qualification of the Securities and the shares of Common Stock issuable upon conversion of the Securities under securities laws in accordance with the provisions of Section 3(d), including filing fees and the fees and disbursements of counsel for the Initial Purchaser in connection therewith and in connection with the preparation of the Blue Sky Survey, (vi) any fees of the National Association of Securities Dealers, Inc., (vii) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture, and (viii) the fees charged by nationally recognized statistical rating organizations for the rating of the Securities, if applicable; provided that the Initial Purchaser shall reimburse the Company for the reasonable amount of all such expenses in an amount not to exceed 0.25% of the aggregate principal amount of Securities purchased hereunder.

     (b) TERMINATION OF AGREEMENT. If this Agreement is terminated by the Initial Purchaser in accordance with the provisions of Section 5 or
Section 9(a)(i) hereof, the Company shall reimburse the Initial Purchaser for all of its out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Initial Purchaser.

     SECTION 5. CONDITIONS OF INITIAL PURCHASER'S OBLIGATIONS. The obligation of the Initial Purchaser to purchase and pay for the Securities pursuant to this Agreement are subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof or in certificates of any officer of the Company delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

     (a) OPINION OF COUNSEL FOR THE COMPANY. At the Closing Time, the Initial Purchaser shall have received the favorable opinion, dated as of Closing Time, of Goodwin Procter LLP, counsel for the Company, in form and substance satisfactory to the Initial Purchaser and counsel for the Initial Purchaser. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the Commonwealth of Massachusetts, the federal law of the United States and the General Corporation Law of the State of Delaware, upon the opinions of counsel satisfactory to the Initial Purchaser. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of the officers of the Company and certificates of public officials.

     (b) OPINION OF COUNSEL FOR INITIAL PURCHASER. At the Closing Time, the Initial Purchaser shall have received the favorable opinion, satisfactory to the Initial Purchaser, dated as of Closing Time, of Sidley Austin Brown & Wood LLP, counsel for the Initial Purchaser. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York, the federal law of the United States and the General Corporation Law of the State of Delaware, upon the opinions of counsel satisfactory to the Initial Purchaser. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and certificates of public officials.

     (c) OFFICERS' CERTIFICATE. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Offering

Memorandum, any material adverse change or prospective material adverse change in the business, management, financial position, stockholders' equity or results of operations of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Initial Purchaser shall have received a certificate of the President or an Executive Vice President or a Senior Vice President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of Closing Time, and (iii) the Company has complied with all of the agreements entered into in connection with the transaction contemplated herein and satisfied all conditions on its part to be performed or satisfied at or prior to Closing Time.

     (d) ACCOUNTANT'S COMFORT LETTER. At the time of the execution of this Agreement, the Initial Purchaser shall have received from PricewaterhouseCoopers LLP a letter dated such date, in form and substance satisfactory to the Initial Purchaser, containing statements and information of the type ordinarily included in accountants' "comfort letters" to initial purchasers with respect to the financial statements and certain financial information contained in the Offering Memorandum.

     (e) BRING-DOWN COMFORT LETTER. At the Closing Time, the Initial Purchaser shall have received from PricewaterhouseCoopers LLP a letter, dated as of Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (d) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

     (f) PORTAL MARKET. At the Closing Time, the Securities and the Common Stock issuable upon conversion of the Securities shall have been designated PORTAL eligible securities in accordance with the rules and regulations of the National Association of Securities Dealers, Inc., subject to official notice of issuance.

     (g) MAINTENANCE OF RATING. At the Closing Time, the Securities shall be rated at least BBB- by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and the Company shall have delivered to the Initial Purchaser a letter dated the Closing Time, from such rating agency, or other evidence satisfactory to the Initial Purchaser, confirming that the Securities have such rating; and since the date of this Agreement, there shall not have occurred a downgrading in the rating assigned to the Securities or any of the Company's other debt securities by any "nationally recognized statistical rating agency," as that term is defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act, and no such organization shall have publicly announced that it has under surveillance or review its rating of the Securities or any of the Company's other debt securities.

     (h) LOCK-UP AGREEMENTS. At the date of this Agreement, the Initial Purchaser shall have received an agreement substantially in the form of Exhibit A hereto signed by the persons listed on Schedule B hereto.

     (i) INDENTURE AND REGISTRATION RIGHTS AGREEMENT. At or prior to the Closing Time, the Company and the Trustee shall have executed and delivered the Indenture and the Company and the Initial Purchaser shall have executed and delivered the Registration Rights Agreement.

     (j) CONDITIONS TO PURCHASE OF OPTION SECURITIES. In the event that the Initial Purchaser exercises its option provided in Section 2(b) hereof to purchase all or any portion of the Option Securities, the representations and warranties of the Company contained herein and the statements in any certificates furnished by the Company hereunder shall be true and correct as of each Date of Delivery and, at the relevant Date of Delivery, the Initial Purchaser shall have received:

            (i) OFFICERS' CERTIFICATE. A certificate, dated such Date of Delivery, of the President or an Executive Vice President or a Senior Vice President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company confirming that the certificate delivered at the Closing Time pursuant to Section 5(c) hereof remains true and correct as of such Date of Delivery.

            (ii) OPINION OF COUNSEL FOR COMPANY. The favorable opinion of Goodwin Procter LLP, counsel for the Company, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(a) hereof.

            (iii) OPINION OF COUNSEL FOR INITIAL PURCHASER. The favorable opinion of Sidley Austin Brown & Wood LLP, counsel for the Initial Purchaser, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(b) hereof.

            (iv)      BRING-DOWN COMFORT LETTER. A letter from
     PricewaterhouseCoopers LLP, dated such Date of Delivery, substantially in the same form and substance as the letter furnished to the Initial Purchaser pursuant to Section 5(e) hereof, except that the "specified date" in the letter furnished pursuant to this paragraph shall be a date not more than five days prior to such Date of Delivery.

            (v) NO DOWNGRADING. Subsequent to the date of this Agreement, no downgrading shall have occurred in the rating accorded the Securities or of any of the Company's other securities by any "nationally recognized statistical rating organization", as that term is defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act, and no such organization shall have publicly announced that it has under surveillance or review its ratings of any of the Company's securities.

     (k) ADDITIONAL DOCUMENTS. At Closing Time and at each Date of Delivery, counsel for the Initial Purchaser shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance in the reasonable judgment of the Initial Purchaser and counsel for the Initial Purchaser.

     (l) TERMINATION OF AGREEMENT. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement, or, in the case of any condition to the purchase of Option Securities, on a Date of Delivery which is after the Closing Time, the obligations of the Initial Purchaser to purchase the relevant Option Securities, may be terminated by the Initial Purchaser by notice to the Company at any time at or prior to Closing Time or such Date of Delivery, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 7 and 8 shall survive any such termination and remain in full force and effect.

     SECTION 6. SUBSEQUENT OFFERS AND RESALES OF THE SECURITIES.

     (a) Each of the Initial Purchaser and the Company, as the case may be, hereby establish and agree to observe the following procedures in connection with the offer and sale by the Initial Purchaser of the Securities.

            (i) Offers and sales of the Securities will be made by the Initial Purchaser only to institutional investors that are reasonably believed to qualify as Qualified Institutional Buyers.

            (ii) The Securities will be offered by the Initial Purchaser only by approaching prospective Subsequent Purchasers on an individual basis. No general solicitation or general advertising (within the meaning of Rule 502(c) under the 1933 Act) will be used in connection with the offering of the Securities.

            (iii) In the case of a Subsequent Purchaser of a Security acting as a fiduciary for one or more third parties, in connection with an offer and sale to such purchaser pursuant to clause (i) above, each third party shall, in the judgment of the Initial Purchaser, be a Qualified Institutional Buyer.

            (iv) Until the completion of the placement of the Securities by the Initial Purchaser, the transfer restrictions and the other provisions set forth in Section 2.12 of the Indenture, including the legend required thereby, shall apply to the Securities except as otherwise agreed by the Company and the Initial Purchaser. Following the sale of the Securities by the Initial Purchaser to each Subsequent Purchaser pursuant to the terms hereof, the Initial Purchaser shall not be liable or responsible to the Company for any losses, damages or liabilities suffered or incurred by the Company, including any losses, damages or liabilities under the 1933 Act, arising from or relating to any subsequent resale or transfer of any Security, except to the extent caused by failure to deliver an amended or supplemented Offering Memorandum.

            (v) The Initial Purchaser will deliver at or prior to sale to each purchaser of the Securities from such Initial Purchaser, in connection with its original distribution of the Securities, a copy of the Offering Memorandum, as amended and supplemented at the date of such delivery.

            (vi) In connection with the original distribution of the Securities, the Company agrees that, prior to any offer or resale of the Securities by the Initial Purchaser, the Initial Purchaser and counsel for the Initial Purchaser shall have the right to make reasonable inquiries into the business of the Company and its subsidiaries.

            (vii) The Initial Purchaser will promptly notify the Company in writing of the completion of the placement of the Securities by it.

     SECTION 7. INDEMNIFICATION.

     (a) INDEMNIFICATION OF INITIAL PURCHASER. The Company agrees to indemnify and hold harmless the Initial Purchaser and each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act to the extent and in the manner set forth in clauses (i), (ii) and (iii) below.

            (i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, resulting from any untrue statement or alleged untrue statement of a material fact contained in the Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

            (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Company; and

            (iii) against any and all expense whatsoever, as incurred (including the reasonable fees and disbursements of counsel chosen by the Initial Purchaser), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

PROVIDED, HOWEVER, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser expressly for use in the Offering Memorandum (or any amendment or supplement thereto).

     (b) INDEMNIFICATION OF COMPANY, DIRECTORS AND OFFICERS. The Initial Purchaser agrees to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of
Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Offering Memorandum (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser expressly for use in the Offering Memorandum (or any amendment or supplement thereto).

     (c) ACTIONS AGAINST PARTIES; NOTIFICATION. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 7(a) above, counsel to the indemnified parties shall be selected by Merrill Lynch, and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 7 or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

     (d) SETTLEMENT WITHOUT CONSENT IF FAILURE TO REIMBURSE. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into, and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement. Notwithstanding the immediately preceding sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, an indemnifying party shall not be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its consent if such indemnifying party (i) reimburses such indemnified party in accordance with such request to the extent it considers such request to be reasonable and (ii) provides written notice to the indemnified party substantiating the unpaid balance as unreasonable, in each case prior to the date of such settlement.

     SECTION 8. CONTRIBUTION. If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchaser on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Initial Purchaser on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

     The relative benefits received by the Company on the one hand and the Initial Purchaser on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total purchase discount received by the Initial Purchaser, in each case as set forth in the Offering Memorandum, bear to the aggregate initial public offering price of the Securities as set forth on such cover.

     The relative fault of the Company on the one hand and the Initial Purchaser on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchaser and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     The Company and the Initial Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

     Notwithstanding the provisions of this Section 8, the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which the Initial Purchaser has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

     No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     For purposes of this Section 8, each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Initial Purchaser, and each director of the Company, each officer of the Company, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

     SECTION 9. TERMINATION OF AGREEMENT.

     (a) TERMINATION; GENERAL. The Initial Purchaser may terminate this Agreement, by notice to the Company, at any time at or prior to Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Offering Memorandum (exclusive of any supplement or amendment), any Material Adverse Effect, or (ii) if there has occurred any material adverse change in the financial markets in the United States or in the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Initial Purchaser, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the New York Stock Exchange or if trading generally on the New York Stock Exchange or the American Stock Exchange or in the Nasdaq National Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (iv) if a banking moratorium has been declared by either federal or New York authorities.

     (b) LIABILITIES. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 7 and 8 shall survive such termination and remain in full force and effect.

     SECTION 10. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchaser shall be directed to Merrill Lynch at 4 World Financial Center, New York, New York 10080, attention of Paul A. Pepe, Managing Director; and notices to the Company shall be directed to it at 600 Hale Street, Prides Crossing, MA 01965, attention of Treasurer.

     SECTION 11. PARTIES. This Agreement shall inure to the benefit of and be binding upon each of the Initial Purchaser and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchaser and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchaser and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from the Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

     SECTION 12. GOVERNING LAW AND TIME. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

     SECTION 13. EFFECT OF HEADINGS. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

                            [Signature page follows]

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Initial Purchaser and the Company in accordance with its terms.

                                           Very truly yours,


                                           AFFILIATED MANAGERS GROUP, INC.


                                           By: /s/ Darrell W. Crate
                                               ---------------------------------
                                           Name:
                                           Title:


CONFIRMED AND ACCEPTED,
  as of the date first above written:

MERRILL LYNCH, PIERCE, FENNER & SMITH
           INCORPORATED

By: /s/ Jay Horgen
    -------------------------------------
            Authorized Signatory

                                   SCHEDULE A

                         AFFILIATED MANAGERS GROUP, INC.

     $250,000,000 Floating Rate Convertible Senior Debentures Due February 25, 2033


     The following description of certain terms of the Debentures does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, the provisions of the Offering Memorandum, the Debentures and the Indenture.

     1. The initial offering price of the Securities shall be 100% of the principal amount of each Debenture. The purchase price paid by the Initial Purchaser will be 97.75% of the principal amount of each Debenture.

     2. The Debentures shall bear interest at a rate equal to 3-month LIBOR (as defined in the Debenture) less 0.50%, payable as set forth in the Debentures; provided however regardless of the level of 3-month LIBOR, the annual interest rate on the Debentures will never be less than zero and, after February 25, 2008, the annual interest rate will not exceed 3.25%.

     3. The Securities shall be convertible into shares of common stock, par value $0.01 per share, of the Company at an initial conversion price of $81.25 per share under the circumstances set forth below. If the average of the closing stock prices over the five-trading-day period starting the third trading day following the conversion date (the "Stock Price") is equal to or less than $81.25, the conversion ratio will be 12.3077 (subject to adjustment). If Stock Price is greater than $81.25, the conversion ratio will be:

                   12.3077 + [7.5000*(1-$81.25/Stock Price)].

     The conversion ratio will also be subject to adjustment upon the occurrence of certain corporate events.

     For each Debenture surrendered for conversion, if the conditions for conversion are satisfied, a holder will receive the conversion ratio in shares of Common Stock. In lieu of delivering shares of its Common Stock upon conversion of all or any portion of its Debentures, the Company may elect to pay cash or a combination of cash and Common Stock for the Debentures surrendered.

     Beginning after June 30, 2003, holders may surrender Debentures for conversion in any calendar quarter if, as of the last day of the preceding calendar quarter, the closing sale price of Common Stock for at least 20 trading days during the 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than $97.50 (subject to adjustment upon the occurrence of certain corporate events) on the last day of such preceding calendar quarter.

     Holders may also surrender Debentures for conversion when the credit rating assigned to the Debentures is below BB- by Standard & Poor's Ratings Services.

     Debentures called for redemption may be surrendered for conversion until the close of business on the second business day prior to the redemption date. In addition, if the Company makes a distribution to its stockholders with a per share value of more than 15% of the closing sale price of its Common Stock on the day before the declaration of such distribution, or if the Company is a party to certain consolidations, mergers or binding share exchanges, Debentures may be surrendered for conversion. The ability to surrender Debentures for conversion will expire at the close of business on February 24th, 2033.

     4. The Debentures shall bear quarterly contingent cash interest during any six-month period from February 26 to July 25, and from July 26 to February 25, with the initial six-month period commencing on February 26th, 2008, if the average market price of a Debenture for the five trading days ending on the third trading day immediately preceding the first day of the applicable six-month period equals 120% or more of the principal amount of the Debentures to the day immediately preceding the relevant six-month period.

     The contingent cash interest payable per Debenture in respect of any quarterly period within any six-month period in which contingent cash interest is payable will equal 0.0625% multiplied by the market price of a Debenture.

     5. Prior to February 25, 2008, the Debentures will not be redeemable at the Company's option. Beginning on February 25, 2008, the Company may redeem the Debentures for cash as a whole or in part at any time, subject to 30 days notice at a redemption price equal to the principal amount of the Debentures.

     6. On the purchase dates of February 25, 2008, February 25, 2013, February 25, 2018, February 25, 2023 and February 25, 2028, the Company will, at the option of the holder, be required to purchase any outstanding Debenture for which a written purchase notice has been properly delivered by the holder and not withdrawn, at a purchase price equal to the principal amount of the Debentures.

     7. In the event of any Change in Control occurring on or prior to February 25, 2008, each holder will have the right, at the holder's option, subject to the terms and conditions of the indenture, to require the Company to purchase all or any portion of the holder's Debentures at a cash price equal to the principal amount of the Debentures on the purchase date.

                                   SCHEDULE B

                          List of persons and entities
                               subject to lock-up

William J. Nutt.......................................Chairman and Chief Executive Officer

Sean M. Healey........................................President and Chief Operating Officer

Seth W. Brennan......................................Executive Vice President, New Investments

Darrell W. Crate.....................................Executive Vice President, Chief Financial
                                                     Officer and Treasurer

Nathaniel Dalton.......................................................Executive Vice President

Richard E. Floor.......................................................................Director

Stephen J. Lockwood....................................................................Director

Harold J. Meyerman.....................................................................Director

Dr. Rita M. Rodriguez..................................................................Director

William F. Weld........................................................................Director

                                                                       Exhibit A

                   [FORM OF LOCK-UP PURSUANT TO SECTION 5(h)]

                                                 February -, 2003

Merrill Lynch, Pierce, Fenner & Smith
           Incorporated
4 Word Financial Center
New York, New York  10080


                      Re: Proposed Offering of Floating Rate
                          Convertible Senior Debentures by Affiliated
                          Mangers Group, Inc.
                          --------------------------------------------

Dear Sirs:

     The undersigned, a stockholder [and an officer and/or director] of Affiliated Managers Group, Inc., a Delaware corporation (the "Company"), understands that Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") proposes to enter into a Purchase Agreement (the "Purchase Agreement') with the Company providing for the offering of $250,000,000 aggregate principal amount of the Company's Floating Rate Convertible Senior Debentures (the "Securities"). In recognition of the benefit that such an offering will confer upon the undersigned as a stockholder [and an officer and/or director] of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with Merrill Lynch that, during a period of 60 days from the date of the offering memorandum relating to the offer and sale of the Securities, the undersigned will not, without the prior written consent of Merrill Lynch, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), or any securities convertible into or exchangeable or exercisable for or repayable with Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of

                                     Ex. A-1
ownership of Common Stock or any securities convertible into or exchangeable for Common Stock, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

                                           Very truly yours,


                                           Signature:
                                                      --------------------------

                                           Print Name:
                                                       -------------------------

                                     Ex. A-2